Exhibit 4.10

FOURTH AMENDMENT TO LOAN AGREEMENT

THIS FOURTH AMENDMENT TO LOAN AGREEMENT (the “Fourth Amendment”) is entered into as of the 20th day of December, 2002, by and between PIONEER DRILLING SERVICES, LTD., a Texas limited partnership, formerly known as Pioneer Drilling Co., Ltd., (Borrower”), and THE FROST NATIONAL BANK, a national banking association (“Lender”) and joined in by PIONEER DRILLING COMPANY, a Texas corporation, formerly known as South Texas Drilling & Exploration, Inc. (“Pioneer”).

R E C I T A L S

A.            On March 30, 2001, Borrower and Lender entered into that certain Loan Agreement (the “Loan Agreement”) concerning the terms, conditions and covenants of certain Credit Facilities.  On October 9, 2001, Borrower and Lender amended the Loan Agreement by execution of that certain First Amendment to Loan Agreement.  On July 3, 2002, Borrower and Lender amended the Loan Agreement by execution of that certain Second Amendment to Loan Agreement.  On September 29, 2002, Borrower and Lender amended the Loan Agreement by execution of that certain Third Amendment to Loan Agreement.

B.            Borrower and Lender have agreed to make certain modifications to the Loan Agreement as hereinafter more fully set forth.

C.            All capitalized terms not otherwise defined in this Fourth Amendment shall have the same meanings as are set forth in the Loan Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, Lender and Borrower agree as follows:

AGREEMENTS

1.             Section 1 is deleted in its entirety and the following is substituted in its place:

1.             Credit Facilities.  Subject to the terms and conditions set forth in this Loan Agreement and the other agreements, instruments and documents evidencing, securing, governing, guaranteeing and/or pertaining to the Loans, as hereinafter defined (collectively, together with the Loan Agreement, referred to hereinafter as the “Loan Documents”), Lender hereby agrees to provide to Borrower the credit facility or facilities hereinbelow (whether one or more, the “Credit Facilities”):

Advance Facility.  Subject to the terms and conditions set forth herein, Lender agrees to lend to Borrower, on a non-revolving basis from time to time during the period commencing on the date hereof and continuing through the maturity date of the promissory note evidencing this Credit Facility from time to time, an aggregate amount not to exceed $6,000,000.00 in multiple advances, as may be requested by Borrower from time to time (the “Advance Facility”).  Borrower shall not be allowed to reborrow under the Advance Facility after a repayment.  All sums advanced under the Advance Facility shall be used for such purposes as approved by Lender in Lender’s sole and absolute discretion.

All advances under the Credit Facilities shall be collectively called the “Loans”.  Lender reserves the right to require Borrower to give Lender not less than one (1) business day prior notice of each requested advance under the Credit Facilities, specifying (i) the aggregate amount of such requested advance, (ii) the requested date of such advance, and (iii) the purpose for such advance, with such advances to be requested in a form satisfactory to Lender.

2.             Section 8, subsection (e) is deleted in its entirety and the following is substituted in its place:

(e)           Indebtedness.  Create, incur or assume any indebtedness for borrowed money or issue or assume any other note, debenture, bond or other evidences of indebtedness, or guarantee any such indebtedness or such evidences of indebtedness of others, other than (i) borrowings from Lender, (ii) borrowings from lenders other than Lender, except that during the term of the Loan, Borrower shall be permitted to incur or have outstanding indebtedness to other lenders provided that the aggregate principal balance of all such debt outstanding at any time shall not exceed $17,500,000.00 (exclusive of the subordinated debt in the total amount of $28,000,000.00 described in that certain Subordination Agreement dated as of July 3, 2002 (the “Convertible Subordinated Debentures”) and (iii) the Convertible Subordinated Debentures.

3.             The last sentence contained in the definition of Leverage Ratio in Section 9, subsection (a) is hereby deleted and the following is substituted in its place:

Beginning with the fiscal quarter ending on March 31, 2003, Borrower shall be in compliance with the foregoing covenant as of the end of each fiscal quarter of Borrower calculated on a rolling four quarters basis.

4.             The definition of Cash Flow Coverage Ratio in Section 9, subsection (b) and the two sentences immediately following such definition are deleted and the following is substituted in its place:

Net Income + Interest + Taxes + Depreciation
 + Amortization – Distributions or Dividends
 – Maintenance Capital Expenditures (each for the preceding four fiscal quarters)
Consolidated Interest Expense + scheduled maturities of principal indebtedness +
cash taxes paid (each for the preceding four fiscal quarters)

As used herein, “scheduled maturities of principal indebtedness” shall exclude amounts due on the Advance Facility at its maturity on June 30, 2003.

As used herein, “Maintenance Capital Expenditures” shall mean:  amounts actually paid for the routine maintenance of equipment, to the extent such maintenance is required to keep that equipment in operating condition.

Beginning with the fiscal quarter ending on March 31, 2003, Borrower shall be in compliance with the foregoing covenant as of the end of each fiscal quarter of Borrower calculated on a rolling four quarters basis.

5.             Subsection (e) of Section 11 is deleted in its entirety and the following is substituted in its place:

(e)           The occurrence of any event which permits the acceleration of the maturity of any indebtedness in excess of $100,000.00 owing by Borrower to any third party under any agreement or understanding, or any default in the terms, conditions or covenants of that certain Term Loan and Security Agreement dated on or about December 20, 2002 between Borrower and Merrill Lynch Capital or any documents executed in connection therewith and any renewals thereof.

6.             Except as specifically modified or amended herein, all terms, provisions and requirements of the Loan Agreement shall remain as written, and as amended from time to time.  Borrower hereby reaffirms all covenants, conditions, representations and warranties contained in the Loan Agreement, as amended by this Fourth Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed as of the date first above written.

BORROWER:		LENDER:

PIONEER DRILLING SERVICES, LTD., a Texas limited partnership formerly known as Pioneer Drilling Co., Ltd., a Texas limited partnership		THE FROST NATIONAL BANK a national banking association

By:
By:	PDC Mgmt. Co., a Texas corporation, General Partner	Printed Name:
Title:

By:
Printed Name:
Title:

AGREED TO:

PIONEER DRILLING COMPANY, a Texas corporation, formerly known as South Texas Drilling & Exploration, Inc., a Texas corporation (executing for purposes of joining in certain specific provisions, as noted above)

By:
Printed Name:
Title: